UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 15, 2016

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 15, 2016, Cincinnati Bell Inc. (the “Company”) issued a press release announcing it has priced the previously announced private offering of its 7.000% Senior Notes due 2024 (the “Notes”). The Company upsized the offering to $200 million aggregate principal amount of Notes. The Notes will be guaranteed, jointly and severally, on a senior unsecured basis, by certain of the Company’s existing and future domestic subsidiaries. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company intends to use the net proceeds from the sale of the Notes to repay indebtedness under the Company’s senior secured tranche B term loan facility in the amount of approximately $208 million.

The Notes and the related guarantees will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This report does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated December 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date: December 15, 2016	By:	/s/ Christopher J. Wilson
Name: Christopher J. Wilson
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 15, 2016